RELEASE DATE: April 12, 2007

FASTENAL COMPANY REPORTS 2007 FIRST QUARTER EARNINGS

Exhibit 99.1

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended March 31, 2007. Dollar amounts are in thousands.

Net sales for the three-month period ended March 31, 2007 totaled $489,157, an increase of 13.3% over net sales of $431,703 in the first quarter of 2006. Net earnings increased from $47,854 in the first quarter of 2006 to $54,033 in the first quarter of 2007, an increase of 12.9%. Basic and diluted earnings per share increased from $.32 to $.36 for the comparable periods.

During the first three months of 2007, Fastenal opened 73 new sites (Fastenal opened 73 new sites in the first quarter of 2006). These 73 new sites represent an increase in stores since December 31, 2006 of 3.7%. There were 2,000 sites on December 31, 2006. There were 7,637 site employees as of March 31, 2007, an increase of 6.5% from December 31, 2006 and 12.6% from March 31, 2006.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (store sites opened as follows: 2007 group – opened 2002 and earlier, 2006 group – opened 2001 and earlier, and 2005 group – opened 2000 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2005 and 2006 and the first three months of 2007, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%	8.5%	8.0%	9.6%
2007	4.8%	3.8%	7.8%

Stores more than two years old – Our stores more than five years old above, when combined with stores two to five years of age, represent a consistent same-store view of our business (store sites opened as follows: 2007 group – opened 2005 and earlier, 2006 group – opened 2004 and earlier, and 2005 group – opened 2003 and earlier). During the twelve months of 2005 and 2006 and the first three months of 2007, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%	9.0%	9.4%	10.9%
2007	7.3%	6.0%	9.4%

All company sales – During the twelve months of 2005 and 2006 and the first three months of 2007, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%	15.9%	16.3%	17.7%
2007	12.6%	11.8%	15.5%

RELEASE DATE: April 12, 2007

FASTENAL COMPANY REPORTS 2007 FIRST QUARTER EARNINGS

The January 2005 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2005 to November 2005 general improvement and stabilization reflects a continuation of the improvements we saw beginning in 2003 in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which occurred in March during 2005), but was still weaker than we expected. The June to August 2006 time frame represents stronger sales activity than the preceding two to three month period. The daily sales growth amount in September 2006 appears weaker due to the difficult comparison with Hurricane Katrina’s added sales in September 2005 (approximately $4,000 impact); however, the increase in our daily sales number from August 2006 to September 2006, of 4.1%, is consistent with historical norms. The final three months of 2006 continued in the same variable fashion as the previous six months. The October growth number was negatively impacted by the difficult comparison with Hurricane Katrina’s added sales in October 2005 (approximately $1,500 impact). The months of November and December, like the months of April and May, were weaker than expected. The first two months of 2007 were weaker than expected; however, they also had fairly challenging comparisons from 2006. The month of March 2007 improved relative to January 2007 and February 2007.

IMPACT OF CURRENT INITIATIVES:

During the last several years, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, (3) an expanded store model called CSP2, and (4) a ‘master stocking hub’ distribution model.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005, all of 2006, and the first three months of 2007 despite the fact we experienced year-over-year increases of approximately 31.7% and 5.3%, respectively, in per gallon diesel fuel costs during the first two periods. The diesel fuel cost per gallon did soften in the last four months of 2006 as our average price per gallon dropped below $2.90, and the average price per gallon dropped to $2.59 in the first three months of 2007. Given the nature of our distribution business, the continuation of lower fuel prices did translate into cost savings in our business during 2007.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP2 store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the first three months of 2007, 39 stores were converted to the CSP2 format. This resulted in 232 stores converted to the CSP2 format since the third quarter of 2005, plus six stores opened with the CSP2 format.

The ‘master stocking hub’ distribution model represents our ‘everything in the catalog’ location. Historically, we have stocked a core selection of products (approximately 5,500 stock keeping units, or SKU’s) plus customer specific products at each of our store locations. Our distribution centers would stock the core selection, plus other products with sufficient sales history to warrant stocking in a distribution center. Our stores would utilize their local or distribution center inventory to satisfy most of their customers’ needs and would then directly purchase additional items to satisfy the rest of their customers’ needs. When

RELEASE DATE: April 12, 2007

FASTENAL COMPANY REPORTS 2007 FIRST QUARTER EARNINGS

analyzing this local (or store) spending we noted the following: (1) this is an inefficient transaction for our store, (2) because it is a ‘one off’ purchase, we don’t always benefit from good price negotiation, (3) our freight costs on these transactions are meaningfully higher than our average transaction, and (4) in many cases, we have sufficient volume at the ‘company-wide’ level to warrant stocking it somewhere. These and other factors convinced us to turn our Indianapolis, IN distribution center (DC) from a regional DC into both a regional DC and a North American ‘master stocking hub’. This will allow all of our locations easy access to a wide variety of product already in the network. This will also allow us to turn the four points noted above into a competitive advantage at the store level. In the future, as volume justifies it, we anticipate our Modesto, CA distribution center will assume a similar role for our stores west of the Rocky Mountains.

IMPACT OF FUEL PRICES DURING THE QUARTER:

Rising fuel prices did take a toll on the year ended December 31, 2006, but there was some relief in the final four months that continued into the first quarter of 2007. During the first quarter of 2006, our total vehicle fuel costs averaged approximately $1.9 million per month. During the first quarter of 2007, total vehicle fuel costs averaged approximately $2.1 million per month. The increase, which was slightly less than our sales increase, resulted from variations in fuel costs, the freight initiative discussed earlier, and the increase in sales and store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Three Months Ended March 31,
	2007	2006
Net sales	100.0%	100.0%
Gross profit margin	51.0%	50.4%
Operating and administrative expenses	32.9%	32.5%
Loss on sale of property and equipment	0.0%	0.0%

Operating income	18.1%	17.8%

Interest income (expense), net	0.0%	0.1%

Earnings before income taxes	18.1%	17.9%

Note – Amounts may not foot due to rounding difference.

Gross profit margins for the first three months of 2007 increased over the same period in 2006. The improvement was driven by our freight initiative (discussed earlier) and by improvements in our direct sourcing operations.

Operating and administrative expenses for the first three months of 2007 grew faster, compared to the same period in 2006, than the net sales growth. This was primarily due to increases in occupancy costs due to store openings, and to a lesser extent, the previously mentioned initiatives (most notably, the CSP2 conversions). The operating and administrative expenses were helped by payroll and related expenses, which grew slightly slower than sales growth.

The 2006 operating and administrative expenses include $279 of expenses related to the adoption of new stock option accounting rules. This expense occurred in the first five months of 2006, but ceased on June 1, 2006 as all outstanding options became vested.

Income taxes, as a percentage of earnings before income taxes, were approximately 39.1% in 2007 and 38.1% in 2006. During the first quarter of 2007, we implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). As defined in FIN No. 48, we had a discrete event during the quarter which resulted in recognition of approximately $827 of additional tax. Absent this event, our tax rate would have been 38.2% for the quarter. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

RELEASE DATE: April 12, 2007

FASTENAL COMPANY REPORTS 2007 FIRST QUARTER EARNINGS

WORKING CAPITAL:

The year-over-year dollar and the year-to-date dollar and percentage growth related to accounts receivable and inventories were as follows:

Year-over-year change	Balance at March 31,		Twelve Month Dollar Change March 31,		Twelve Month Percentage Change March 31,
	2007	2006	2007	2006	2007	2006
Accounts receivable, net	$238,657	212,517	$26,140	29,086	12.3%	15.9%
Inventories	$446,192	371,095	$75,097	60,691	20.2%	19.5%

Year-to-date change			Three Month Dollar Change March 31,		Three Month Percentage Change March 31,
			2007	2006	2007	2006
Accounts receivable, net			$29,125	28,961	13.9%	15.8%
Inventories			$(9,805)	9,534	(2.2)%	2.6%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hub’.

The accounts receivable increase of 15.9% from March 31, 2005 to March 31, 2006 represents a lag behind the 21.1% daily sales increase in March 2006. The accounts receivable increase of 12.3% from March 31, 2006 to March 31, 2007 also represents a lag behind the daily sales increase of 15.5% in March 2007. We continue to be pleased with the improvements in accounts receivable during 2006 and 2007, and with the related reduction in bad debt expense when compared to historical amounts.

The inventory increase from March 31, 2006 to March 31, 2007 of 20.2% is greater than sales growth for the first quarter of 2006 to the first quarter of 2007. The decrease of inventory since December 2006 relates to our conscious decision to limit the growth of inventory in the future, to halt growth or decrease inventory in the short-term, and to get everybody on the same page related to execution of this decision. We were pleased with the progress in inventory, but have much work ahead of us.

As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2006 and 2005, we had a ratio of 2.7:1 and 2.8:1, respectively). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1. While the incremental investments in 2006 did not allow us to improve our ratio (these investments include CSP2 conversions and our master stocking hub model); we believe our initiatives are having a positive impact on accounts receivable and inventory. In the first three months of 2007, we have made considerable improvement as detailed above. We need to execute better on the inventory portion of these working capital initiatives for all of 2007. As discussed in last quarter’s release, this need has been communicated throughout our organization.

RELEASE DATE: April 12, 2007

FASTENAL COMPANY REPORTS 2007 FIRST QUARTER EARNINGS

STORE FORMAT:

In June 2002, we began our ‘customer service project’ (or CSP). This project centered on stocking all of our stores with a consistent base of product and with a consistent merchandising scheme. Since this CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP2 format. The CSP2 format represents a further expansion of the Fastenal standard inventory stocking model at the store level. As of March 31, 2007, 238 stores were operating under the CSP2 format. Of these stores, 39 were converted during the first three months of 2007, 163 were converted during 2006, 30 were converted in the latter half of 2005, and another six were opened with the CSP2 format (one in 2005 and five in 2006). We expect to convert and/or open additional stores with the CSP2 format in 2007. In our 2006 Annual Report, we discussed our CSP3 format. The CSP3 format represents a ‘test’ expansion of the store format. We expect to have approximately ten stores with this format at the end of 2007. At March 31, 2007 we have four stores with this format. Three were converted in the first three months of 2007 and one was converted in 2006.

STOCK REPURCHASE:

On January 18 2007, we issued a press release announcing our Board of Directors had authorized purchases by us of up to an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). During the first three months of 2007, we purchased 100,000 shares of our outstanding stock at an average price of approximately $34.35 per share. With this new authorization, we have remaining authority to purchase up to approximately 986,000 additional shares of our common stock.

ANNUAL MEETING OF SHAREHOLDERS PRESENTATION:

On April 17, 2007, we will be holding our Annual Meeting of Shareholders at our offices at 2001 Theurer Boulevard, Winona, Minnesota. The meeting will also be available via webcast from 10:00AM Central time until the conclusion of the meeting. To access the webcast, please go to the Fastenal Company Investor Relations Website at investor.fastenal.com.

INVESTOR PRESENTATION:

We are also announcing our intention to conduct an investor presentation on April 24, 2007. At this presentation, three of our officers will present information regarding our expansion plans and certain other financial and operational information. The presentation will be available via webcast from 10:00 AM Eastern time until the conclusion of the presentation (estimated at two hours plus some time for questions). To access the webcast, please go to the Fastenal Company Investor Relations Web site at investor.fastenal.com. Please note – since the presentation is being conducted at our Indianapolis, IN distribution center, the start time is in the Eastern Time zone.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding, increases in selling locations, the time it typically takes a new store to achieve profitability, the timeline for altering planned store openings, the conversion of stores to the CSP2 and CSP3 formats, and the expected future change in Modesto, California regarding its proposed status as a ‘master stocking hub’. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected and could impact the CSP2 and CSP3 rollouts. A change in our growth west of the Rocky Mountains, or a change in need, could later alter our plans regarding Modesto, California. A discussion of other risks and uncertainties is included in the Company’s 2006 annual report under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

Assets	(Unaudited) March 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$59,388	19,346
Marketable securities	9,924	10,835
Trade accounts receivable, net of allowance for doubtful accounts of $2,272 and $2,119, respectively	238,657	209,532
Inventories	446,192	455,997
Deferred income tax assets	11,709	11,709
Other current assets	57,041	60,357

Total current assets	822,911	767,776

Marketable securities	2,769	3,695
Property and equipment, less accumulated depreciation	265,902	264,030
Other assets, less accumulated amortization	3,604	3,515

Total assets	$1,095,186	1,039,016

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,814	41,371
Accrued expenses	61,920	61,544
Income taxes payable	33,343	981

Total current liabilities	140,077	103,896

Deferred income tax liabilities	13,027	13,027

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 151,106,712 and 151,206,712 shares issued and outstanding, respectively	1,511	1,512
Additional paid-in capital	9,263	12,697
Retained earnings	924,999	902,550
Accumulated other comprehensive income	6,309	5,334

Total stockholders’ equity	942,082	922,093

Total liabilities and stockholders’ equity	$1,095,186	1,039,016

The accompanying notes are an integral part of the consolidated financial statements.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Three months ended March 31,
	2007	2006
Net sales	$489,157	431,703
Cost of sales	239,642	214,216

Gross profit	249,515	217,487
Operating and administrative expenses	160,851	140,512
Loss on sale of property and equipment	115	35

Operating income	88,549	76,940
Interest income	222	388

Earnings before income taxes	88,771	77,328
Income tax expense	34,738	29,474

Net earnings	$54,033	47,854

Basic and diluted net earnings per share	$0.36	0.32

Basic weighted average shares outstanding	151,179	151,055

Diluted weighted average shares outstanding	151,179	151,390

The accompanying notes are an integral part of the consolidated financial statements.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Three Months ended March 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$54,033	47,854
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	9,226	8,035
Loss on sale of property and equipment	115	35
Bad debt expense	1,516	837
Deferred income taxes	—	1,137
Stock based compensation	—	168
Amortization of non-compete agreement	17	17
Changes in operating assets and liabilities:
Trade accounts receivable	(30,641)	(29,798)
Inventories	9,805	(9,532)
Other current assets	3,316	359
Accounts payable	3,443	16,271
Accrued expenses	376	830
Income taxes payable	32,362	27,278
Other	887	(30)

Net cash provided by operating activities	84,455	63,461

Cash flows from investing activities:
Purchase of property and equipment	(12,697)	(21,429)
Proceeds from sale of property and equipment	1,484	1,152
Net decrease (increase) in marketable securities	1,837	(47)
Increase in other assets	(106)	(50)

Net cash used in investing activities	(9,482)	(20,374)

Cash flows from financing activities:
Purchase of common stock	(3,435)	—
Payment of dividends	(31,584)	(30,211)

Net cash used in financing activities	(35,019)	(30,211)

Effect of exchange rate changes on cash	88	38

Net increase in cash and cash equivalents	40,042	12,914
Cash and cash equivalents at beginning of period	19,346	56,204

Cash and cash equivalents at end of period	$59,388	69,118

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$2,376	2,196

The accompanying notes are an integral part of the consolidated financial statements.